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                                                                       EXHIBIT 1




                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 7, 1997, by and among ValueVision International, Inc., a Minnesota corporation (the "Purchaser"), Net Radio Corporation, a Minnesota corporation (the "Company"), Navarre, Corporation, a Minnesota corporation and sole shareholder of the Company ("Navarre"), and Net Radio Corporation, a Nevada corporation ("NRC").

         WHEREAS, concurrent herewith, the Company, Navarre and NRC are entering into that certain Agreement and Plan of Reorganization (the "Merger Agreement"), whereby NRC will merge (the "Merger"), with and into the Company, with the Company to be the surviving corporation of the Merger;

         WHEREAS, following completion of the Merger, Navarre and the Company desire to sell shares of the Company's Common Stock, no par value (the "Common Stock"), to the Purchaser and the Purchaser desires to purchase shares of the Common Stock from the Company;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

         1. Sale and Purchase of Common Stock. Subject to the terms and conditions hereof, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, 1,765 shares (the "Shares") of the Common Stock for an aggregate purchase price (the "Purchase Price") of Three Million and 00/100 dollars ($3,000,000.00).

         2. Purchase Price. The Purchase Price shall be paid by the Purchaser to the Company in the form of One Million and 00/100 dollars ($1,000,000.00) in cash (the "Cash Consideration") at the Closing (as hereinafter defined) and Two Million and 00/100 dollars ($2,000,000.00) in advertising time as set forth in Section 4 hereof (the "Advertising Consideration").

         3. Closing. The closing of the sale to, and purchase by, the Purchaser of the Shares (the "Closing") shall occur following completion of the Merger, at the offices of Winthrop & Weinstine, a Professional Association, Minneapolis, Minnesota, which the parties hereto currently anticipate will be March 18, 1997 or on such other day or at such other time or place as the Purchaser, the Company and Navarre shall agree upon, provided, however, that such date shall not be later than March 31, 1997 (the "Closing Date"). At the Closing, the Company will deliver to the Purchaser certificates representing the Shares being purchased by the Purchaser, registered in its name, against delivery to the Company of the Purchaser's check in the amount of the Cash Consideration.





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         4.      Cable Television Advertising Time.  Following the Closing, the
Purchaser shall provide the Company with cable television advertising time (the "Advertising Time") having an aggregate value of Two Million and 00/100 dollars ($2,000,000.00), which the Purchaser is currently purchasing pursuant to various of its cable agreements. The value of the Advertising Time will be equal to the amount paid by the Purchaser pursuant to its cable agreements for such time. The allocation of the Advertising Time shall be done in mutually agreed upon markets, subject to availability from the Purchaser's cable affiliates, at the then current market rate for such market, over a period to be determined by the Purchaser, subject to availability from the Purchaser's cable affiliates, but in no event more than sixty (60) months.

         5. Additional Shares. If the Purchaser has not excercised any of the Conversion Rights (as defined in the Conversion Agreement (as defined herein)) pursuant to the Conversion Agreement, but in no event after the fifth anniversary of the Closing date, once the Company achieves net revenues (excluding revenues from product sales) equal to or greater than $3,000,000 in any rolling, consecutive four quarter period, (i) the Company shall have a one time option for one hundred eighty (180) days from the last day of such four quarter period (the "Option Period"), to require the Purchaser to make an additional investment of $500,000 in cash (the "Option Consideration"), to purchase the number of shares of the Common Stock (the "Additional Shares"), such that the Additional Shares shall equal 4.95% of the Common Stock issued and outstanding after issuance of the Additional Shares, and (ii) the Purchaser shall have a one time option during the Option Period to purchase the Additional Shares for the Option Consideration. In the event that either the Company or the Purchaser exercises its option pursuant to this Section 5, the other parties option hereunder shall terminate.

         6. Representations and Warranties by the Company, Navarre and NRC. The Company, Navarre and NRC, jointly and severally, represent and warrant to the Purchaser that:

                 6.1 Organization, Standing, etc. Each of the Company and Navarre is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, NRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and each of the Company, Navarre and NRC has the requisite corporate power and authority to own its properties and to carry on its business in all material respects as it is now being conducted. The Company has the requisite corporate power and authority to issue the Shares and the Additional Shares, and to otherwise perform its obligations under this Agreement, the Merger Agreement and all other agreements and documents related thereto. Navarre has the requisite corporate power and authority to issue the Navarre Common Stock (as hereinafter defined), and to otherwise perform its obligations under this Agreement, the Merger Agreement and all other agreements and documents related thereto. NRC has the corporate power and authority to perform its obligations under this Agreement and the Merger Agreement. The copies of the Articles of Incorporation and Bylaws of the Company attached hereto as SCHEDULE 6.1 are true and correct copies of the duly and legally adopted Articles of Incorporation and Bylaws of the Company in effect as of the date of this Agreement. Except as set forth on SCHEDULE 6.1.1, neither NRC nor the





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Company have any direct or indirect equity interest in any other firm, corporation, partnership, joint venture association or other business organization.

                 6.2 Qualification. Except as set forth on SCHEDULE 6.2, each of the Company, Navarre and NRC is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification or licensing necessary and failure to be so qualified or licensed would have a material adverse impact on its business.

                 6.3      Financial Statements.  Attached to this Agreement as
SCHEDULE 6.3 are (a) a balance sheet at December 31, 1995, together with the related statements of operations, stockholders' equity and accumulated deficit, and cash flow for the fiscal year then ended, and the report thereon of Larson, Allen, Weishair & Co., LLP, independent public accountants, and (b) an unaudited balance sheet at January 31, 1997, and unaudited profit and loss statements for each of the thirteen (13) months commencing December 31, 1995 and ending in January 1997, prepared by NRC. Such financial statements (i) are in accordance with the books and records of NRC, (ii) present fairly the financial condition of NRC at the balance sheet dates and the results of its operations for the periods therein specified, and (iii) except as set forth on
SCHEDULE 6.3, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. Specifically, but not by way of limitation, the balance sheets or notes thereto, and except as set forth on SCHEDULE 6.3, disclose all of the debts, liabilities and obligations of any nature (whether absolute, accrued or contingent and whether due or to become due) of the NRC at December 31, 1995 and January 31, 1997, which, individually or in the aggregate, are material and which in accordance with generally accepted accounting principles would be required to be disclosed in such balance sheets, and the omission of which would, in the aggregate, have a material adverse impact on NRC. For purposes of this Agreement, material shall mean $1,000 for any individual item and $5,000 in the aggregate for all such items. The balance sheets include appropriate reserves for all taxes and other liabilities accrued at such date but not yet payable. Prior to the Merger, the Company has had no operations and incurred no liabilities except pursuant to this Agreement and the Merger Agreement.

                 6.4 Tax Returns and Audits. All required federal, state and local tax returns or appropriate extension requests of NRC have been filed, and all federal, state and local taxes required to be paid with respect to such returns have been paid or due provision for the payment thereof has been made. NRC is not delinquent in the payment of any such tax or in the payment of any assessment or governmental charge. NRC has not received notice of any tax deficiency proposed or assessed against it, and has not executed any waiver of any statute of limitations on the assessment or collection of any tax. None of NRC's tax returns has been audited by governmental authorities in a manner to bring such audits to NRC's attention. NRC and the Company do not have any tax liabilities except those reflected in SCHEDULE 6.3 and those incurred in the ordinary course of business since January 31, 1997.

                 6.5      Changes, Dividends, etc.  Except as set forth on
SCHEDULE 6.5 and except for the transactions contemplated by this Agreement and the Merger Agreement, since January 31, 1997,





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neither NRC or the Company has:  (a) incurred any debts, obligations or liabilities, absolute, accrued or contingent and whether due or to become due, except current liabilities incurred in the ordinary course of business, which (individually or in the aggregate) will not materially and adversely affect the business, properties or prospects of NRC or the Company; (b) paid any obligation or liability other than, or discharged or satisfied any liens or encumbrances other than those securing, current liabilities, in each case in the ordinary course of business; (c) declared or made any payment or distribution to its stockholders as such, or purchased or redeemed any of its shares of capital stock or other securities, or obligated itself to do so; (d) mortgaged, pledged or subjected to lien, charge, security interest or other encumbrance any of its assets, tangible or intangible, except in the ordinary course of business; (e) sold, transferred or leased any of its assets except in the ordinary course of business; (f) cancelled or compromised any debt or claim, or waived or released any right of material value; (g) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, business or prospects of NRC or the Company; (h) entered into any transaction other than in the ordinary course of business; (i) encountered any labor difficulties or labor union organizing activities; (j) issued or sold any shares of capital stock or other securities or granted any options, warrants or other purchase rights with respect thereto other than as contemplated by this Agreement or the Merger Agreement; (k) made any acquisition or disposition of any material assets or become involved in any other material transaction, other than for fair value in the ordinary course of business; (l) increased the compensation payable, or to become payable, to any of its officers, directors or employees, or made any bonus payment or similar arrangement with any officers, directors or employees or increased the scope or nature of any fringe benefits provided for its officers, directors or employees; or (m) agreed to do any of the foregoing other than pursuant hereto. There has been no material adverse change in the financial condition, operations, results of operations or business of NRC or the Company since January 31, 1997.

                 6.6 Title to Properties and Encumbrances. NRC and the Company each has good and marketable title to all its owned properties and assets, including without limitation the properties and assets reflected in
SCHEDULE 6.3 and the properties and assets used in the conduct of its business, except for property disposed of in the ordinary course of business since January 31, 1997, which properties and assets are not subject to any mortgage, pledge, lease, lien, charge, security interest, encumbrance or restriction, except (a) those which are shown and described in SCHEDULE 6.3 or the notes thereto or which are set forth on SCHEDULE 6.6, and (b) Permitted Liens (as hereinafter defined). The plant, offices and equipment owned and leased by NRC and the Company have been kept in good condition and repair in the ordinary course of business, and, except as disclosed on SCHEDULE 6.3, NRC and the Company has not been threatened with any action or proceeding under any building or zoning ordinance, law or regulation.

                 6.7 Litigation; Governmental Proceedings. Except as set forth on SCHEDULE 6.7, there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of NRC, the Company or Navarre, threatened against NRC or the Company, its properties, assets or business, and neither NRC, the Company nor Navarre is aware of any facts which are likely to result in or form the basis for any such action, suit or other proceeding. Neither NRC or the Company is in default with respect to any





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judgment, order or decree of any court or any governmental agency or instrumentality. Neither NRC or the Company has been threatened with any action or proceeding under any business or zoning ordinance, law or regulation.

                 6.8 Compliance with Applicable Laws and Other Instruments. Except as disclosed on SCHEDULE 6.8, the business and operations of NRC and the Company have been and are being conducted in accordance with all applicable laws, rules and regulations of all governmental authorities.
Neither the execution nor delivery of, nor the performance of or compliance with this Agreement or the Merger Agreement nor the consummation of the transactions contemplated hereby or thereby will conflict with, or, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of NRC or the Company pursuant to any applicable law, administrative regulation or judgment, order or decree of any court or governmental body, any agreement or other instrument to which NRC or the Company is a party or by which it or any of its properties, assets or rights is bound or affected, and will not violate the Articles of Incorporation or Bylaws of NRC or the Company. Neither NRC nor the Company is in violation of its Articles of Incorporation or its Bylaws nor in violation of, or, except as set forth on SCHEDULE 6.14, in default under, any lien, indenture, mortgage, lease, agreement, instrument, commitment or arrangement in any material respect.

                 6.9 The Shares and the Additional Shares. The Shares, when issued and paid for pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions, and the Additional Shares have been reserved for issuance based upon the number of shares of the Common Stock currently issued and outstanding (including the Shares), and when issued pursuant to Section 5 hereof will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions. The certificates representing the Shares to be delivered by the Company hereunder, and the certificates representing the Additional Shares to be delivered pursuant to
Section 5 hereof, will be genuine, and neither the Company nor Navarre has any knowledge of any fact which would impair the validity thereof.

                 6.10 Securities Laws. Based in part upon the representations and warranties contained in Section 7 of this Agreement, no consent, authorization, approval, permit or order of or filing with any governmental or regulatory authority is required under current laws and regulations in connection with the execution and delivery of this Agreement or the Merger Agreement, or the offer, issuance, sale or delivery of the Shares, the offer, issuance, sale or delivery of the Additional Shares or the offer, issuance, sale or delivery of the Navarre Common Stock, other than the qualification thereof, if required, under applicable state securities laws, which qualification has been or will be effected as a condition of these sales. The Company has not, directly or through an agent, offered the Shares or the Additional Shares or any similar securities for sale to, or solicited any offers to acquire such securities from, persons other than the Purchaser.
Under the circumstances contemplated hereby, the offer, issuance, sale and delivery of the Shares, the offer, issuance, sale and delivery of the Additional Shares and the offer, issuance, sale and delivery of the Navarre Common





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Stock will not under current laws and regulations require compliance with the prospectus delivery or registration requirements of the Securities Act.

                 6.11 Patents and Other Intangible Rights. Except as set forth on SCHEDULE 6.11, each of NRC and the Company (a) owns or has the exclusive right to use, free and clear of all material liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing, used in the conduct of its business as now conducted, (b) is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise, (c) owns or has the unrestricted right to use all trade secrets, including know-how, inventions, designs, processes, computer programs and technical data necessary to the development, operation and sale of all products and services sold or proposed to be sold by it, free and clear of any rights, liens or claims of others, and (d) is not using any confidential information or trade secrets of others. Neither NRC nor the Company is, nor has either received notice with respect to, infringing upon or otherwise acting adversely to any known right or claimed right of any person under or with respect to any patents, trademarks, service marks, trade names, copyrights, licenses or rights with respect to the foregoing.

                 6.12 Capital Stock. The authorized capital stock of the Company consists of 1,000,000 shares of the Common Stock, of which 10,000 shares are issued and outstanding. All of the outstanding shares of capital stock of the Company were duly authorized and validly issued and are fully paid and nonassessable. Following completion of the Merger and of the sale and issuance of the Shares, the Purchaser will own fifteen percent (15%) of the issued and outstanding shares of the Common Stock. There are not now and following completion of the Merger there will not be any outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, Convertible Securities (as hereinafter defined) or other agreements or arrangements of any character or nature whatever, except as contemplated by this Agreement, under which the Company is or may be obligated to issue capital stock or other securities of any kind representing an ownership interest or contingent ownership interest in the Company. Neither the offer nor the issuance or sale of the Shares or the Additional Shares constitutes an event, under any anti-dilution provisions of any securities issued or issuable by the Company or any agreements with respect to the issuance of securities by the Company, which will either increase the number of shares issuable pursuant to such provisions or decrease the consideration per share to be received by the Company pursuant to such provisions. Except as contemplated by this Agreement, no holder of any security of the Company is entitled to any preemptive or similar rights to purchase securities from the Company, provided, however, that nothing in this Section 6.12 shall affect, alter or diminish any right granted to the Purchaser in this Agreement. All outstanding securities of the Company have been issued in full compliance with an exemption or exemptions from the registration and prospectus delivery requirements of the Securities Act and from the registration and qualification requirements of all applicable state securities laws.





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                 6.13     Outstanding Debt.  Neither NRC nor the Company has
any Indebtedness for Borrowed Money (as hereinafter defined) except as otherwise set forth in SCHEDULE 6.3 or the notes thereto. Neither NRC nor the Company is in default in the payment of the principal of or interest or premium on any such Indebtedness for Borrowed Money, and no event has occurred or is continuing under the provisions of any instrument, document or agreement evidencing or relating to any such Indebtedness for Borrowed Money which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

                 6.14     Schedule of Assets and Contracts.  Attached hereto as
SCHEDULE 6.14 is a schedule of material contracts containing:

         (a)     a listing of all real properties owned by NRC or the Company;

         (b) a listing of each indenture, lease, sublease, license or other instrument under which either NRC or the Company claims or holds a leasehold interest in real property;

         (c) a listing of all written and oral contracts, agreements, subcontracts, purchase orders, commitments and arrangements involving payments remaining to or from NRC or the Company in excess of $5,000 and other agreements material to NRC's or the Company's business to which either NRC or the Company is a party or by which it is bound, under which full performance (including payment) has not been rendered by any party thereto;

         (d) a listing of all collective bargaining agreements, employment agreements, consulting agreements, noncompetition agreements, nondisclosure agreements, executive compensation plans, profit sharing plans, bonus plans, deferred compensation agreements, employee pension retirement plans and employee benefit stock option or stock purchase plans and other employee benefit plans, entered into or adopted by either NRC or the Company;

         (e) a listing of all deeds of trust, mortgages, security agreements, pledge agreements and other agreements or arrangements whereby any of the assets or properties of NRC or the Company are subject to any lien, encumbrance, security interest or charge;

         (f) a listing of all leases of personal property involving payment remaining to or from NRC or the Company in excess of $5,000;

         (g) Annex J: a listing of all insurance policies in force and referred to in Section 6.20 hereof;

         (h) Annex K: a listing of all patents (including applications therefor), royalty and license agreements, trademarks, trade names, service marks and copyrights relating to Company products.

         Prior to the Closing Date, NRC and the Company shall provide the Purchaser with a true and complete copy of each document referred to above the Purchaser or its counsel requests to examine.





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         Except as set forth on SCHEDULE 6.14, each of NRC and the Company has substantially performed all obligations required to be performed by it to date and is not in default in any material respect under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it is otherwise bound. All instruments referred to above are in effect and enforceable according to their respective terms, and there is not under any of such instruments any existing material default or event of default or event which, with notice or lapse of time or both, would constitute an event of default thereunder. All parties having material contractual arrangements with NRC or the Company are in substantial compliance therewith and none are in material default in any respect thereunder. All plans or arrangements listed pursuant to clause (d) above are fully funded to the extent that such funding is required by generally accepted accounting principles.


                 6.15 Employees and Independent Contractors. SCHEDULE 6.15 sets forth the name and annual compensation of each employee of NRC or the Company and the name of each independent contract for NRC or the Company.

                 6.16 Stockholders of NRC. The name of each stockholder of NRC and the number of shares owned by such stockholder of NRC Common Stock are set forth on SCHEDULE 6.16.

                 6.17 Corporate Acts and Proceedings. This Agreement and the Merger Agreement have been duly authorized by all necessary corporate action (including board of director and shareholder approval as required by applicable law) on behalf of the Company, Navarre and NRC, and have been duly executed and delivered by authorized officers of the Company, Navarre and NRC, and each is a valid and binding agreement upon the part of the Company, Navarre and NRC that is enforceable against the Company, Navarre and NRC in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies. All corporate action necessary to the authorization, creation, issuance and delivery of the Shares and the Additional Shares has been taken on the part of the Company, or will be taken by the Company on or prior to the Closing Date.

                 6.18 Accounts Receivable. To the extent that they exceed the reserves for doubtful accounts set forth in SCHEDULE 6.3, the accounts receivable of the Company which are reflected in SCHEDULE 6.3 and all of its accounts receivable which have arisen since January 31, 1997 (except such accounts receivable as have been collected since January 31, 1997) are valid and enforceable claims, and the goods and services sold and delivered which gave rise to such accounts were sold and delivered in conformity with the applicable purchase orders, agreements and specifications. Such accounts receivable are subject to no valid defense or offsets except routine customer complaints or warranty demands of an immaterial nature. The reserve for doubtful accounts that is included in SCHEDULE 6.3 is adequate.





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                 6.19     Inventories.  The inventories of the Company which
are reflected in SCHEDULE 6.3 and all inventory items which have been acquired since January 31, 1997, consist of raw materials, supplies, work-in-process and finished goods of such quality and in such quantities as are currently useable or saleable in the ordinary course of its business.

                 6.20 Purchase Commitments and Outstanding Bids. No purchase commitment of the Company is in excess of normal, ordinary and usual requirements of its business, or was made at any price in excess of the then current market price, or contains terms and conditions more onerous than those usual and customary in the industry. There is no outstanding material bid, sales proposal, contract or unfilled order of the Company which (a) will, or could if accepted, require the Company to supply goods or services at a cost to the Company in excess of the revenues to be received therefrom, or (b) quotes prices which do not include a mark-up over reasonably estimated costs consistent with past mark-ups on similar business or market conditions current at the time.

                 6.21 Insurance Coverage. There are in full force policies of insurance issued by insurers of recognized responsibility insuring NRC and the Company, their properties and business against such losses and risks, and in such amounts, as in NRC's and the Company's best judgment, after advice from its insurance broker, are acceptable for the nature and extent of their business and their resources.

                 6.22 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of NRC or the Company, any right, interest or valid claim against or upon NRC, the Company or the Purchaser for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement. NRC, the Company and Navarre will indemnify and hold the Purchaser harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable in connection with the transactions contemplated by this Agreement.

                 6.23     Conflicts of Interest.  Except as disclosed on
SCHEDULE 6.23, no officer, director or stockholder of NRC, the Company, Navarre or any affiliate (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act)) of any such person has any direct or indirect interest (a) in any entity which does business with NRC or the Company, or (b) in any property, asset or right which is used by NRC or the Company in the conduct of its business, or (c) in any contractual relationship with NRC or the Company other than as an employee. For the purpose of this
Section 6.23, there shall be disregarded any interest which arises solely from the ownership of less than a 1% equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

                 6.24 Licenses. Each of NRC and the Company possesses from the appropriate agency, commission, board and government body and authority, whether state, local or federal, all licenses, permits, authorizations, approvals, franchises and rights which (a) are necessary for it to engage in the business currently conducted by it, and (b) if not possessed by NRC or the Company





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
would have an adverse impact on the business or NRC or the Company. Neither NRC, the Company nor Navarre has any knowledge that would lead it to believe that NRC or the Company will not be able to obtain all licenses, permits, authorizations, approvals, franchises and rights that may be required for any business NRC or the Company proposes to conduct.

                 6.25 Registration Rights. Other than under this Agreement, neither NRC nor the Company has agreed to register any of its authorized or outstanding securities under the Securities Act.

                 6.26 Retirement Plans. Neither NRC nor the Company have any retirement plans in which any employees of the Company participates that is subject to any provisions of the Employee Retirement Income Security Act of 1974 and of the regulations adopted pursuant thereto ("ERISA").

                 6.27 Environmental and Safety Laws. Neither NRC nor the Company is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

         The operations of the Company do not involve any asbestos, ureaformaldehyde foamed-in-place insulation, polyclorinated biphenyls ("PCBs") or any other hazardous substances or materials including, but not limited to, hazardous substances or materials under the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Minnesota Environmental Response and Liability Act, or any other federal, state or local statute, regulation, code or ordinance.

                 6.28 Employees. To the best knowledge of NRC, the Company and Navarre, no officer of NRC or the Company or employee of NRC or the Company whose annual compensation is in excess of $30,000 has any plans to terminate his or her employment with NRC or the Company. Except as set forth on SCHEDULE 2.28, each of NRC and the Company has complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes, and neither NRC or the Company has encountered any material labor difficulties. Neither NRC nor the Company have any worker's compensation liabilities, except those reflected on SCHEDULE 6.3 and SCHEDULE 2.28.

                 6.29 Absence of Restrictive Agreements. To the best knowledge of NRC, the Company and Navarre, no employee of NRC or the Company is subject to any secrecy or non-competition agreement or any agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of NRC or the Company. To the best knowledge or NRC, the Company and Navarre, no employer or former employer of any employee of NRC or the Company has any claim of any kind whatsoever in respect of any of the rights described in Section 6.11 of this Agreement.

                 6.30 Disclosure. None of NRC, the Company nor Navarre has knowingly withheld from the Purchaser any material facts relating to the assets, business, operations, financial condition or prospects of NRC or the Company. No representation or warranty in this Agreement or in any certificate, schedule, statement or other document furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

         7. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants that:

                 7.1 Investment Intent. The Shares being acquired by the Purchaser hereunder are being purchased, and the Additional Shares to be acquired by the Purchaser pursuant to Section 5 hereof and the Navarre Common Stock to be acquired by the Purchaser pursuant to Section 11 hereof, will be acquired, for the Purchaser's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. The Purchaser understands that the Shares, the Additional Shares and the Navarre Common Stock have not been registered under the Securities Act or any applicable state laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws, and that the reliance of the Company and others upon this exemption is predicated in part upon this representation and warranty. The Purchaser further understands that the Shares, the Additional Shares and the Navarre Common Stock may not be transferred or resold without (a) registration under the Securities Act and any applicable state securities laws, or (b) an exemption from the requirements of the Securities Act and applicable state securities laws.

                 7.2 Location of Principal Office and Qualification as an Accredited Investor. The state in which the Purchaser's principal office is located is Minnesota. The Purchaser qualifies as an accredited investor within the meaning of Rule 501 under the Securities Act. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the investment to be made hereunder by the Purchaser. To the best of its knowledge, the Purchaser has had access to all of the Company's material books and records and access to the Company's executive officers has been provided to the Purchaser or to the Purchaser's qualified agents.

                 7.3 Acts and Proceedings. This Agreement has been duly authorized by all necessary action on the part of the Purchaser, has been duly executed and delivered by the Purchaser, and is a valid and binding agreement upon the part of the Purchaser.

                 7.4 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission by the Purchaser, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement. The Purchaser will indemnify and hold the Company and Navarre harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable as a result of the actions of the Purchaser in connection with the transactions contemplated by this Agreement.

         8. Conditions of the Purchaser's Obligation. The obligation to purchase and pay for the Shares which the Purchaser has agreed to purchase on the Closing Date is subject to the fulfillment prior to or on the Closing Date of the following conditions. In the event that any such condition is not satisfied to the satisfaction of the Purchaser, then the Purchaser shall not be obligated to proceed with the purchase of the Shares or the Additional Shares. The Purchaser, in its sole discretion, may waive any of the conditions to this Agreement.

                 8.1 No Errors, etc. The representations and warranties of NRC, the Company and Navarre under this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

                 8.2 Compliance with Agreement. The Company and Navarre shall have performed and complied with all agreements or conditions required by this Agreement and the Merger Agreement to be performed and complied with by it prior to or as of the Closing Date.

                 8.3 Consummation of the Merger. The Merger shall have closed and the Articles of Merger shall have been filed with and accepted by the Minnesota Secretary of State and the Nevada Secretary of State.

                 8.4 Certificate of Officers. NRC, the Company and Navarre shall each have delivered to the Purchaser a certificate, dated the Closing Date, executed by the President and the senior financial officer of NRC, the Company and Navarre, respectively, and certifying to the satisfaction of the conditions specified in Sections 8.1, 8.2, 8.3 and 8.7 hereof.

                 8.5 Opinion of Counsel to the Company and Navarre. The Company and Navarre shall have delivered to the Purchaser an opinion of Winthrop and Weinstine, a Professional Association and/or Lindquist and Vennum, counsel for the Company and Navarre, dated the Closing Date, to the effect that:

                 (a) Each of the Company and Navarre is a duly and validly organized and existing corporation in good standing under the laws of the State of Minnesota; has the corporate power and authority to enter into this Agreement and the Merger Agreement, to issue and sell the Shares, the Additional Shares and the Navarre Common Stock as contemplated by this Agreement, and to carry out the provisions of this Agreement and the Merger Agreement; has the corporate power and authority to own and hold its properties owned and leased and to carry on the business in which it is engaged; and has not failed to qualify to do business as a foreign corporation in good standing in any state or jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification necessary and failure to be so qualified would have a material adverse effect upon the Company and or Navarre.

                 (b) Each of this Agreement and the Merger Agreement has been duly authorized, executed and delivered by the Company and Navarre, and is a legal, valid and binding agreement of the Company and Navarre enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and except for judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

                 (c) The Shares have been duly authorized, issued and delivered by the Company and are fully paid and nonassessable, and the certificates therefor are in valid and sufficient form, and the Shares are entitled to the benefits of this Agreement applicable thereto.

                 (d) The Additional Shares have been duly authorized and reserved for issuance pursuant to Section 5 hereof, based upon the number of shares of the Common Stock currently issued and outstanding (including the Shares), and when issued pursuant to Section 5 hereof, the Additional Shares will be duly authorized and issued and will be fully paid and nonassessable.

                 (e) Shares of the Navarre Common Stock have been duly authorized and reserved for issuance pursuant to Section 11 hereof, based upon the current market price of the Navarre Common Stock, and when issued pursuant to Section 11 hereof, the Navarre Common Stock will be duly authorized and issued and will be fully paid and nonassessable.

                 (f) All corporate proceedings required by law or by the provisions of this Agreement and the Merger Agreement to be taken by the Board of Directors and the shareholders of the Company and Navarre (as applicable) on or prior to the Closing Date in connection with the execution and delivery of this Agreement, the Merger Agreement, the offer, issuance and sale of the Shares, the Additional Shares and the Navarre Common Stock, and in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, have been duly and validly taken. Articles of Merger regarding the Merger have been filed with and accepted by the Minnesota Secretary of State and the Nevada Secretary of State.

                 (g) The Company is authorized by its Articles of Incorporation to issue 1,000,000 shares of the Common Stock. Prior to issuance of the Shares, there are 10,000 shares of the Common Stock duly issued and outstanding, all of which are fully paid and nonassessable. The issuance and sale of such outstanding common shares were exempt from registration under the Securities Act and such shares were issued in conformity with the permit or qualification requirements of all applicable state securities laws. Except for such shares of the Common Stock, the Company has no other authorized or outstanding series or class of capital stock, and, to the knowledge of such counsel, there are no outstanding securities convertible into the Common Stock or outstanding options, warrants or other rights to acquire securities of the Company, other than options and warrants disclosed in Schedule 6.12 to this

         Agreement. To the knowledge of such counsel, there are no agreements or understandings on the part of the Company with respect to the registration of any securities of the Company under the Securities Act, other than those granted under this Agreement, and there are no obligations on the part of the Company to purchase or redeem any outstanding shares of capital stock of the Company.

                 (h) Except as otherwise provided in this Agreement, no security holder of the Company is entitled to preemptive or similar rights to subscribe for or to purchase any shares of capital stock of the Company, nor will any security holder of the Company be entitled to any such rights as a result of the execution or delivery of this Agreement or the issuance of the Shares or the Additional Shares.

                 (i) Assuming the accuracy of the representations of the Purchaser set forth in Section 7 hereof, each of the Company and Navarre has obtained the approval or consent of all governmental agencies or bodies required to be obtained by it for the legal and valid execution and delivery of this Agreement and the Merger Agreement, and the legal and valid offer, issuance and sale of the Shares, the Additional Shares and the Navarre Common Stock to the Purchaser, and for the performance of the obligations of the Company and Navarre under any provisions of this Agreement and the Merger Agreement. Neither the Company nor Navarre is in violation of any term, provision or condition of its Articles of Incorporation or Bylaws, or, to the best of such counsel's knowledge, and except as disclosed in Schedule 6.14 to this Agreement, in violation of any agreement or other instrument known to such counsel to which the Company or Navarre is a party or by which either is bound or to which any of their properties, assets or business is subject or any judgment, decree or order known to such counsel or to the best of such counsel's knowledge any statute, rule or regulation; and the execution, delivery and performance of this Agreement, the Merger Agreement, the offer, issuance and sale of the Shares, the Additional Shares and the Navarre Common Stock and the consummation of the transactions contemplated by this Agreement and the Merger Agreement, will not result in any breach or violation of the terms or provisions of, or constitute a default under, the Articles of Incorporation or the Bylaws of the Company or Navarre or, to the best of such counsel's knowledge, in violation of any agreement or other instrument to which the Company or Navarre is a party or by which it is bound or to which any of its properties, assets or business is subject or any judgment, decree, order, statute, rule or regulation known to such counsel to apply to the Company or Navarre.

                 (j) Assuming the accuracy of the representations of the Purchaser set forth in Section 7 hereof, the offer, sale, issuance and delivery of the Shares, the Additional Shares and the Navarre Common Stock to the Purchaser, under the circumstances contemplated by this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act, and all registrations, qualifications, permits and approvals required under applicable state securities laws for the lawful offer, sale, issuance and delivery of the Shares, the Additional Shares and the Navarre Common Stock have been obtained.

                 (k) Except as disclosed on Schedule 6.7 to this Agreement, such counsel has no knowledge of any litigation, proceeding or governmental investigation pending or threatened against the Company or Navarre, their key management employees, properties or business which, if determined adversely to the Company or Navarre, would have a material adverse effect upon the financial condition, operations, results of operations or business of the Company or Navarre.

                 8.6 Opinion of Counsel to NRC. NRC shall have delivered to the Purchaser an opinion of Mahoney, Hagberg & Rice, counsel for NRC, dated the Closing Date, to the effect that:

                 (a) NRC is a duly and validly organized and existing corporation in good standing under the laws of the State of Nevada; has the corporate power and authority to enter into this Agreement and the Merger Agreement, and to carry out the provisions of this Agreement and the Merger Agreement; has the corporate power and authority to own and hold its properties owned and leased and to carry on the business in which it is engaged; and, except as set forth on
         Schedule 6.2 to this Agreement, has not failed to qualify to do business as a foreign corporation in good standing in any state or jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification necessary and failure to be so qualified would have a material adverse effect upon NRC.

                 (b) Each of this Agreement and the Merger Agreement has been duly authorized, executed and delivered by NRC, and is a legal, valid and binding agreement of NRC, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and except for judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

                 (c) All corporate proceedings required by law or by the provisions of this Agreement and the Merger Agreement to be taken by the Board of Directors and the shareholders of NRC on or prior to the Closing Date in connection with the execution and delivery of this Agreement and the Merger Agreement, and in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, have been duly and validly taken. Articles of Merger regarding the Merger have been filed with and accepted by the Minnesota Secretary of State and the Nevada Secretary of State.

                 (d) NRC is authorized by its Articles of Incorporation to issue 10,000,000 shares of common stock, $.01 par value per share (the "NRC Common Stock"). Immediately prior to the Merger, there were 5,275,834 shares of the NRC Common Stock duly issued and outstanding (including 2,085,815 shares owned by Navarre), and except for 1,136,381 shares issued by NRC effective in December 1996 pursuant to non-recourse notes (the "December Shares") as to which such counsel need not express an opinion, all of which were fully paid and nonassessable. Except for the December Shares, as to which such counsel need not express an opinion, the issuance and sale of such outstanding NRC Common Stock were exempt from registration under the Securities Act and such shares were issued in conformity with the permit or qualification requirements of all applicable state securities laws. Except for such shares of the NRC Common Stock, NRC has no other authorized or outstanding series or class of capital stock, and, to the knowledge of such counsel, there are no outstanding securities convertible into the NRC Common Stock or outstanding options, warrants or other rights to acquire securities of NRC, other than options and warrants disclosed in Schedule 6.14 to this Agreement. To the knowledge of such counsel, there are no agreements or understandings on the part of NRC with respect to the registration of any securities of NRC under the Securities Act, and there are no obligations on the part of the Company to purchase or redeem any outstanding shares of capital stock of the Company, other than as set forth in the Amendment.

                 (e) No security holder of NRC is entitled to preemptive or similar rights to subscribe for or to purchase any shares of capital stock of NRC, nor will any security holder of NRC be entitled to any such rights as a result of the execution or delivery of this Agreement or the Merger Agreement.

                 (f) NRC has obtained the approval or consent of all governmental agencies or bodies required to be obtained by it for the legal and valid execution and delivery of this Agreement and the Merger, and for the performance of the obligations of NRC under any provisions of this Agreement and the Merger Agreement. NRC is not in violation of any term, provision or condition of its Articles of Incorporation or Bylaws, or, to the best of such counsel's knowledge, and except as disclosed in the Schedule 6.14 to this Agreement, in violation of any agreement or other instrument known to such counsel to which NRC is a party or by which it is bound or to which any of its properties, assets or business is subject or any judgment, decree or order known to such counsel or to the best of such counsel's knowledge, except for the offer and sale of the December Shares and unpaid employee withholding and social security payments as to which such counsel need not express an opinion, any statute, rule or regulation; and the execution, delivery and performance of this Agreement, the Merger Agreement, and the consummation of the transactions contemplated by this Agreement and the Merger Agreement, will not result in any breach or violation of the terms or provisions of, or constitute a default under, the Articles of Incorporation or the Bylaws of NRC, to the best of such counsel's knowledge, in violation of any agreement or other instrument to which NRC is a party or by which it is bound or to which any of its properties, assets or business is subject or any judgment, decree, order, statute, rule or regulation known to such counsel to apply to NRC.

                 (g) Except as set forth in Schedule 6.7 to this Agreement, such counsel has no knowledge of any litigation, proceeding or governmental investigation pending or threatened against NRC, its key management employees, properties or business which, if determined adversely to NRC, would have a material adverse effect upon the financial condition, operations, results of operations or business of NRC.

                 8.7 No Event of Default. There shall exist at the time of Closing no condition or event which would constitute an Event of Default (as hereinafter defined) or which, after notice or lapse of time or both, would constitute an Event of Default.

                 8.8 Qualification Under State Securities Laws All registrations, qualifications, permits and approvals required under applicable state securities laws for the lawful execution and delivery of this Agreement and the offer, sale, issuance and delivery of the Shares, the Additional Shares and the Navarre Common Stock shall have been obtained.

                 8.9 Employee Agreements. Each employee of the Company who has managerial duties or whose duties involve research and development shall have executed and delivered to the Company an agreement, in form and substance satisfactory to the Purchaser and complying with applicable law, assigning irrevocably to the Company any present or future invention, discovery, improvement, formula, proprietary right or data, trade secret, shop right, idea or know-how, whether patented or not, discovered, developed or otherwise acquired by such employee during the term of such employee's employment with the Company, and agreeing not to divulge to others information that is proprietary to the Company.

                 8.10 Terrence Mahoney Agreement. The Company, NRC and Terrence Mahoney shall have entered into a Severance and Release Agreement in form and substance satisfactory to the Purchaser.

                 8.11 Mahoney, Hagberg & Rice Agreement. The law firm of Mahoney, Hagberg & Rice shall have entered into a Settlement Agreement in form and substance satisfactory to the Purchaser.

                 8.12 Conversion Agreement. Navarre and the Purchaser shall have entered into a Conversion Agreement substantially in the form of Exhibit A (the "Conversion Agreement").

                 8.13 Bring-Down Certificate. NRC shall deliver to the Purchaser an unaudited balance sheet of NRC as of February 28, 1997, which shall be certified by an officer of NRC and identify any material changes outside of the ordinary course of business since the date of this Agreement through the Closing Date and any revisions to the schedules attached hereto.

                 8.14 Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated by this Agreement and the Merger Agreement and all certificates, opinions, agreements, instruments and documents mentioned herein or therein or incident to any such transaction shall be satisfactory in form and substance to the Purchaser and its counsel.


         9. Affirmative Covenants of the Company and Navarre. The Company and Navarre covenant and agree that:

                 9.1 Corporate Existence. The Company and Navarre will maintain and cause each Subsidiary (which, for purposes of the following covenants, shall mean any corporation, association or other business entity more than a majority (by number of votes) of the voting stock of which is at the time owned or controlled, directly or indirectly, by the Company, Navarre or by one or more of their Subsidiaries or both) to maintain its corporate existence in good standing and comply with all applicable laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof and of any governmental authority where failure to so comply would have a material adverse impact on the Company, Navarre or their business or operations.

                 9.2 Books of Account and Reserves. The Company will, and will cause each of its Subsidiaries to, keep books of record and account in which full, true and correct entries are made of all of its and their respective dealings, business and affairs, in accordance with generally accepted accounting principles. The Company will employ independent public accountants selected by the Board of Directors of the Company who are "independent" within the meaning of the accounting regulations of the Commission and have annual audits made by such independent public accountants in the course of which such accountants shall make such examinations, in accordance with generally accepted auditing standards, as will enable them to give such reports or opinions with respect to the financial statements of the Company and its Subsidiaries as will satisfy the requirements of the Commission in effect at such time with respect to certificates and opinions of accountants.

                 9.3 Furnishing of Financial Statements and Information. The Company will deliver to the Purchaser:

                 (a) as soon as practicable, but in any event within 30 days after the close of each month, unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such month, together with the related consolidated statements of operations and cash flow for such month, setting forth the budgeted figures for such month prepared and submitted in connection with the Company's annual plan as required under Section 9.5 hereof and in comparative form figures for the corresponding month of the previous fiscal year, all in reasonable detail and certified by an authorized accounting officer of the Company, subject to year-end adjustments;

                 (b) as soon as practicable, but in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of the Company and its Subsidiaries, as of the end of such fiscal year, together with the related consolidated statements of operations, stockholders' equity and cash flow for such fiscal year, setting forth in comparative form figures for the previous fiscal year, all in reasonable detail and duly certified by the Company's independent public accountants, which accountants shall have given the Company an opinion, unqualified as to the scope of the audit, regarding such statements;

                 (c) within 90 days after the end of each fiscal year, written notice of the current number of Additional Shares issuable pursuant to Section 5 hereof, including a brief statement indicating any adjustments reasonably anticipated;

                 (d) concurrently with the delivery in each year of the financial statements referred to in paragraph (b) of this Section 9.3, a statement and report signed by the independent public accountants who certified such financial statements to the effect that they have read this Agreement and that in the course of the audit upon which their certificate was based they became aware of no condition or event which constituted an Event of Default or which, after notice or lapse of time or both, would constitute an Event of Default or if such accountants did become aware of. any such condition or event, specifying the nature and period of existence thereof;

                 (e) promptly after the submission thereof to the Company, copies of all reports and recommendations submitted by independent public accountants in connection with any annual or interim audit of the accounts of the Company or any of its Subsidiaries made by such accountants;

                 (f) promptly upon transmission thereof, copies of all reports, proxy statements, registration statements and notifications filed by it with the Commission pursuant to any act administered by the Commission or furnished to shareholders of the Company or to any national securities exchange;

                 (g) with reasonable promptness, such other financial data relating to the business, affairs and financial condition of the Company and any Subsidiaries as is available to the Company and as from time to time the Purchaser may reasonably request;

                 (h) promptly following the issuance of any additional shares of the Common Stock or any options, warrants or other rights to purchase securities of the Company, the Company shall give written notice of the amount of securities so issued and the total consideration received therefor;

                 (i) at least 20 days prior to the earlier of (i) the execution of any agreement relating to any merger or consolidation of the Company or any of its Subsidiaries with another corporation, or a plan of exchange involving the outstanding capital stock of the Company or any of its Subsidiaries, or the sale, transfer or other disposition of all or substantially all of the property, assets or business of the Company or any of its Subsidiaries to another corporation, or (ii) the holding of any meeting of the shareholders of the Company for the purpose of approving such action, written notice of the terms and conditions of such proposed merger, consolidation, plan of exchange, sale, transfer or other disposition; and

                 (j) within 15 days after the Company learns in writing of the commencement or threatened commencement of any material suit, legal or equitable, or of any material administrative, arbitration or other proceeding against the Company, any of its Subsidiaries or their respective businesses, assets or properties, written notice of the nature and extent of such suit or proceeding.

         9.4 Inspection. The Company will permit the Purchaser and any of its officers or employees, or any outside representatives designated by the Purchaser and reasonably satisfactory to the Company, to visit and inspect at the Purchaser's expense any of the properties of the Company or its Subsidiaries, including their books and records (and to make photocopies thereof or make extracts therefrom), and to discuss their affairs, finances, and accounts with their officers, lawyers and accountants, except with respect to trade secrets and similar confidential information, all to such reasonable extent and at such reasonable times and intervals as the Purchaser may reasonably request. Except as otherwise required by laws or regulations applicable to the Purchaser, the Purchaser shall maintain, and shall require their representatives to maintain, all information obtained pursuant to Section
9.3. this Section 9.4 and Section 9.5 on a confidential basis.

         9.5 Preparation and Approval of Budgets. At least one month prior to the beginning of each fiscal year of the Company, the Company shall prepare and submit to its Board of Directors, for its review and approval, an annual plan for such year, which shall include monthly capital and operating expense budgets, cash flow statements and profit and loss projections itemized in such detail as the Board of Directors may reasonably request. Each annual plan shall be modified as often as is necessary in the judgment of the Board of Directors to reflect changes required as a result of operating results and other events that occur, or may be reasonably expected to occur, during the year covered by the annual plan, and copies of each such modification shall be submitted to the Board of Directors. The Company will, simultaneously with the submission thereof to the Board of Directors, deliver a copy of each such annual plan and modification thereof to the Purchaser.

         9.6 Payment of Taxes and Maintenance of Properties. The Company will, and will cause each Subsidiary to:

                 (a) pay and discharge promptly, or cause to be paid and discharged promptly when due and payable, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its properties, as well as all material claims of any kind (including claims for labor, material and supplies) which, if unpaid, might by law become a lien or charge upon its property; provided, however, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company or such Subsidiary as the case may be shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) deemed adequate by it with respect thereto; and

                 (b) maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make, or cause to be made, all repairs and renewals and replacements which in the opinion of the Company are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times; the Company will maintain or cause to be maintained back-up copies of all valuable papers and software.

         9.7 Insurance. The Company will, and will cause each Subsidiary to, obtain and maintain in force such property damage, public liability, business interruption, worker's compensation, indemnity bonds and other types of insurance as the Company's executive officers, after consultation with an accredited insurance broker, shall determine to be necessary or appropriate to protect the Company from the insurable hazards or risks associated with the conduct of the Company's business. The Company's executive officers shall periodically report to the Board of Directors on the status of such insurance coverage.

         All insurance shall be maintained in at least such amounts and to such extent as shall be determined to be reasonable by the Board of Directors; and all such insurance shall be effected and maintained in force under a policy or policies issued by insurers of recognized responsibility, except that the Company or any Subsidiary may effect worker's compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self- insurance which is in accord with applicable laws.

         9.8 Payment of Indebtedness and Discharge of Obligations. The Company will, and will cause each Subsidiary to, pay or cause to be paid the principal of and interest and premium, if any, on all Indebtedness for Borrowed Money heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable, unless such Indebtedness for Borrowed Money is renewed or extended. The Company will, and will cause each Subsidiary to, faithfully observe, perform and discharge all of the material covenants, conditions and obligations which are imposed on it by any and all indentures and other agreements securing or evidencing such Indebtedness for Borrowed Money or pursuant to which such Indebtedness for Borrowed Money is issued, and will not permit the continuance of any act or omission which is or under the provisions thereof may be declared to be a material default thereunder, unless such default is waived pursuant to the provisions thereof. Neither the Company nor any Subsidiary shall be required to make any payment or to take any other action by reason of this Section 9.8 at any time while it shall be currently contesting in good faith by appropriate proceedings its obligations to make such payment or to take such action provided that the Company or such Subsidiary, as the case may be, shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) deemed adequate by it with respect thereto.

         9.9 Directors' and Stockholders' Meetings. The Purchaser, so long as it holds any shares of the Common Stock, shall have the right to elect the number of directors of the Company equal to the total number of directors of the Company multiplied by the percentage of the Purchaser's ownership of the issued and outstanding shares of the Common Stock, rounded up to the nearest whole number, and in no event less than one director.

         The Company shall reimburse the Purchaser for the reasonable out-of-pocket expenses incurred by it or the directors elected by it in connection with the attending of meetings by its director designees or carrying out any other duties by such director designees that may be specified by the Board of Directors; shall pay such director designees the same directors' fees paid to the other non-employee directors of the Company; and shall maintain as part of its Articles of Incorporation or Bylaws a provision for the indemnification of its directors to the full extent permitted by law.

         The Company agrees, as a general practice, to hold a meeting of its Board of Directors at least once every two months, and during each year to hold its annual meeting of shareholders on or approximately on the date provided in its Bylaws.

         9.10 Replacement of Certificates Representing the Shares or the Additional Shares. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing the Shares or the Additional Shares and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of the certificates representing the Shares or the Additional Shares, as the case may be, the Company will issue new certificates representing the Shares or the Additional Shares, as the case may be, of like tenor, in lieu of such lost, stolen, destroyed or mutilated certificates representing the Shares or the Additional Shares, as the case may be.

         9.11 Application of Proceeds. Unless otherwise approved by the Purchaser, the net proceeds received by the Company from the sale of the Shares shall be used substantially for working capital purposes. Pending use of the proceeds in the business, up to $1,000,000 may be loaned to Navarre on a secured demand note basis, subordinate only to Navarre's senior lender.
Navarre agrees to pay such note on an as-needed basis, as determined solely by the board of directors of the Company.

         9.12 Retirement Plans. The Company will cause each retirement plan of the Company or any of its Subsidiaries in which any employees of the Company or of any of its Subsidiaries participate that is subject to the provisions of ERISA and the documents and instruments governing each such plan to be conformed to when necessary, and to be administered in a manner consistent with, those provisions of ERISA which may, from time to time, become effective and operative with respect to such plans; if requested by the Purchasers in writing from time to time, furnish to the Purchasers a copy of any annual report with respect to each such plan that the Company files with the Secretary of Labor pursuant to ERISA; and at such time as such insurance shall be available at rates deemed commercially reasonable by the Company, maintain insurance against the contingent liability against the net worth of the Company imposed in respect of each such plan by the provisions of ERISA.

         9.13 Filing of Reports. The Company will, from and after such time as it has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or has securities registered pursuant to the Securities Act, make timely filing of such reports as are required to be filed by it with the Commission so that Rule 144 under the Securities Act or any successor provision thereto will be available to the security holders of the Company who are otherwise able to take advantage of the provisions of such Rule.

         9.14 Patents and Other Intangible Rights. The Company will apply for, or obtain assignments of, or licenses to use, all patents, trademarks, trademark rights, trade names, trade name rights and copyrights which in the opinion of a prudent and experienced businessperson operating in the industry in which the Company is operating are desirable or necessary for the conduct and protection of the business of the Company.

         9.15 Rights to Purchase Additional Securities. If the Company should decide to issue and sell additional shares of any capital stock of the Company or any warrants, securities convertible into capital stock of the Company or other rights to subscribe for or to purchase any capital stock of the Company, other than (a) shares of the Common Stock awarded or issued upon the exercise of options granted pursuant to employee benefit plans adopted by the Company, provided that the aggregate number of shares thus awarded and issued and issuable pursuant to the exercise of all such options shall not be in excess of five percent (5%) of the issued and outstanding shares of the Common Stock (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes effected after the Closing
Date), and (b) the Additional Shares, (all such capital stock, warrants, securities convertible into capital stock and other rights, other than securities referred to in (a) and (b) above, being hereinafter sometimes collectively referred to as "Additional Securities"), the Company shall first offer to sell to the Purchaser, upon the same terms and conditions as the Company is proposing to issue and sell such Additional Securities to others, the Purchaser's pro rata share (as defined below) of such Additional Securities. Such offer shall be made by written notice given to the Purchaser and specifying therein the amount of the Additional Securities being offered, the purchase price and other terms of such offer. The Purchaser shall have a period of 30 days from and after the date of receipt by it of such notice within which to accept such offer. If the Purchaser elects to accept such offer in whole or in part, the Purchaser shall so accept by written notice to the Company given within such 30-day period. If a Purchaser fails to accept such offer in whole or in part within such 30-day period, any of such Additional Securities not purchased by the Purchaser pursuant to such offer may be offered for sale to others by the Company for a period of 60 days from the last day of such 30-day period, but only on the same terms and conditions as set forth in the initial offer to the Purchaser, free and clear of the restrictions imposed by this Section 9.15.

         For purposes of the previous paragraph, the Purchaser's "pro rata share" is the number of shares of Additional Securities (rounded to the nearest whole share) as is equal to the product of (a)(i) the number of shares of Common Stock issued, or issuable upon the exercise or conversion of rights, options or Convertible Securities (as hereinafter defined) without the payment of any additional cash consideration or with the payment of a nominal cash consideration, as the case may be (collectively, "Fully Paid securities"), to the Purchaser immediately prior to the issuance of the Additional Securities being offered divided by (ii) the total number of Fully Paid Securities issued or issuable by the Company immediately prior to the issuance of the Additional Securities, multiplied by (b)(i) the entire offering of Additional Securities.

         9.16 Exclusive Placement. (i) As soon as practicable, but in no event later than 60 days after the Closing or after the date a programing medium is available, and for so long as the Purchaser is a shareholder of the Company the Company shall provide the Purchaser, at the Company's actual direct cost without any profit or allocation of overhead, with at least one placement on the most favorable level of service (e.g., the opportunity to maintain a position to receive the most number of "hits" or "views") offered by the Company on any of its programing mediums, including "Net TV" which is currently being developed, and (ii) for so long as the Purchaser is a shareholder of the Company, the Company shall not provide program distribution for the sale or distribution of merchandise on behalf of any electronically distributed shopping service other than the Purchaser, including but not limited to, QVC, Home Shopping Network, Shop-At-Home and CUC Shoppers Advantage.

         9.17 Right of First Refusal. The Purchaser shall have a right, but not an obligation, to sell and distribute any merchandise (other than music items of the nature sold by the Company or Navarre as of the date hereof) to be offered by the Company on any of its programing mediums, so long as the Purchaser can offer the Company similar terms as any other vendor.

         9.18 Public Announcements. Any and all public announcements of any kind regarding the transactions contemplated by this Agreement or which reference either the Purchaser or Navarre, whether made before or after the Closing, shall require the prior written approval of the Purchaser and Navarre, which approval shall not be unreasonably withheld, and each of the parties hereto hereby acknowledge that the Purchaser and Navarre are public companies that must comply with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Nasdaq National Market.

         10. Negative Covenants. The Company will be limited and restricted as follows:

                 10.1 Consolidation. Merger. Acquisition. etc. Without the prior approval of the Purchaser, (a) the Company will not, nor will it permit any Subsidiary to, sell, lease, license or otherwise dispose of all or substantially all of its assets or any asset or assets which have a material effect upon the business or financial condition of the Company, and (b) the Company will not, nor will it permit any Subsidiary to, consolidate with or merge into any other corporation or entity, or permit any other corporation or entity to consolidate or merge into the Company or any Subsidiary, or enter into a plan of exchange with any other corporation or entity, or otherwise acquire any other corporation or entity; provided that the foregoing shall not apply to any transaction between the Company and a wholly-owned Subsidiary.

                 10.2 Future Registration Rights. Except for any registration expressly permitted by Section 12 of this Agreement, the Company will not, without the prior approval of the Purchaser, agree with the holders of any securities issued or to be issued by the Company to register such securities under the Securities Act nor will it grant any incidental registration rights.

                 10.3 Other Restrictions. The Company will not without the prior written consent of the Purchaser:

                 (a) guarantee, endorse or otherwise be or become contingently liable, or permit any Subsidiary to guarantee, endorse or otherwise become contingently liable, in connection with the obligations, securities or dividends of any person, firm, association or corporation, other than the Company or any of its Subsidiaries, except that the Company and any Subsidiary may endorse negotiable instruments for collection in the ordinary course of business;

                 (b) make or permit any Subsidiary to make loans or advances to any person (including without limitation to any officer, director or stockholder of the Company or any Subsidiary), firm, association or corporation, except loans and advances to the Company and its wholly-owned Subsidiaries, advances to suppliers and employees made in the ordinary course of business, and except as provided in
         Section 9.12 hereof;

                 (c) purchase or invest, or permit any Subsidiary to purchase or invest, in the stock or obligations of any other person, firm or corporation, other than a wholly-owned Subsidiary;

                 (d) pay, or permit any Subsidiary to pay, compensation, whether by way of salaries, bonuses, participations in pension or profit sharing plans, fees under management contracts or for professional services or fringe benefits to any officer in excess of amounts fixed by the Board of Directors of the Company prior to any payment to such officer; or

                 (e) make any material change in the nature of its business as carried on at the date of this Agreement.

         11. Conversion Rights. The Purchaser shall have those rights to exchange all or any portion of the shares of the Common Stock that it then holds (the "Conversion Shares"), into shares of the Common Stock, $.01 par value, of Navarre (the "Navarre Common Stock") or cash as set forth in the Conversion Agreement.


         12.     Registration of Stock.

                 12.1 Required Registration. In the event that the Company has not commenced an initial public offering of the Common Stock pursuant to a Registration Statement filed under the Securities Act of 1933, as amended (the "Securities Act"), having an aggregate value of at least $10 million (a "Registration") by the third anniversary of the Closing Date hereof, the Purchaser and Navarre shall each have the right to demand that the Company offer for sale pursuant to a Registration, shares of the Common Stock, provided that the aggregate market value of the outstanding Common Stock following such offering (excluding the value of the shares sold by the Company in such offering) shall be at least $40 million. The Company shall include in such Registration up to 20% of the shares of the Common Stock then owned by each of the Purchaser and

Navarre, unless, in the good faith judgment of the managing underwriter of such Registration, the inclusion of such securities would interfere with the successful marketing of the offering.

                 12.2 Registration Procedures. If and whenever the Company is required by the provisions of Sections 12.1 to effect the registration of securities under the Securities Act, the Company will:

                 (a) prepare and file with the Commission a registration statement with respect to such securities, and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities;

                 (b) prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities;

                 (c) furnish to the Purchaser and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as the Purchaser and such underwriters may reasonably request in order to facilitate the public offering of such securities;

                 (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Purchaser may reasonably request in writing within 20 days following the original filing of such registration statement, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

                 (e) notify the Purchaser promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                 (f) notify the Purchaser promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

                 (g) prepare and file with the Commission, promptly upon the request of the Purchaser, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Purchaser (and concurred in by counsel for the Company), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the securities so registered;

                 (h) prepare and promptly file with the Commission and promptly notify the Purchaser of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

                 (i) advise the Purchaser, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

                 (j) not file any amendment or supplement to such registration statement or prospectus to which the Purchaser shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, after having been furnished with a copy thereof at least five business days prior to the filing thereof, unless in the opinion of counsel for the Company the filing of such amendment or supplement is reasonably necessary to protect the Company from any liabilities under any applicable federal or state law and such filing will not violate applicable law; and

                 (k) at the request of the Purchaser, furnish: (i) an opinion, dated as of the closing date, of the counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the Purchaser, covering such matters as such underwriters and the Purchaser may reasonably request; and (ii) letters dated as of the effective date of the registration statement and as of the closing date, from the independent public accountants of the Company, addressed to the underwriters, if any, and to the Purchaser, covering such matters as such underwriters and the Purchaser may reasonably request.

                 12.3 Expenses. With respect to each registration requested pursuant to Section 12.1 hereof, the Company shall bear all of the fees, costs and expenses of such registrations, including without limitation, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, fees and disbursements of counsel for the underwriter or underwriters of such securities (if the Company and/or selling security holders are required to bear such fees and disbursements), all internal Company expenses, all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified, and the premiums and other costs of policies of insurance against liability (if any) arising out of such public offering. Fees and disbursements of counsel and accountants for the Purchaser, underwriting discounts and commissions and transfer taxes relating to the shares included in the offering by the Purchaser shall be borne by the Purchaser.

                 12.4 Indemnification. In the event that any securities held by the Purchaser are included in a registration statement under Section 12.1:

                 (a) The Company will indemnify and hold harmless the Purchaser pursuant to the provisions of this Section 12, its directors and officers, and any underwriter (as defined in the Securities Act) for the Purchaser and each person, if any, who controls the Purchaser or such underwriter within the meaning of the Securities Act, from and against, and will reimburse the Purchaser and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which the Purchaser or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Purchaser, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

                 (b) The Purchaser will indemnify and hold harmless the Company, its directors and officers, any controlling person and any underwriter from and against, and will reimburse the Company, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which the Company or any controlling person and/or any underwriter may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by the Purchaser specifically for use in the preparation thereof.

                 (c) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section
         12.4 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

         13.     Default.

                 13.1 Events of Default. Each of the following events shall be an event of default (an "Event of Default") for purposes of this
Agreement:

                 (a) if the Company or any Subsidiary becomes insolvent, or admits in writing its inability to pay its debts as they mature, and does not obtain additional financing within 90 days thereof to no longer be insolvent or to pay its debts as they mature; or

                 (b) if the Company or any Subsidiary makes an assignment for the benefit of creditors, or ceases doing business as a going concern, or the Company or any Subsidiary applies for or consents to the appointment of a trustee or receiver for the Company or any Subsidiary, or for the major part of the property of either; or

                 (c) if a trustee or receiver is appointed for the Company or any Subsidiary or for the major part of the property of either and the order of such appointment is not discharged, vacated or stayed within 90 days after such appointment; or

                 (d) if any judgment, writ or warrant of attachment or of any similar process in an amount in excess of $25,000 shall be entered or filed against the Company or any Subsidiary or against any of the property or assets of either and remains unpaid, unvacated, unbonded or unstayed for a period of 90 days, provided, however, that this section 13.1(c) shall not apply to the items disclosed on SCHEDULE 6.7 hereto; or

                 (e) if an order for relief shall be entered in any Federal bankruptcy proceeding in which the Company or any Subsidiary is the debtor; or if bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or, if contested by the Company or the Subsidiary, are not dismissed by the adverse parties or by an order, decree or judgment within 90 days after such institution; or

                 (f) if the Company or any Subsidiary shall default in any material respect in the due and punctual performance of any covenant or agreement in any note, bond, indenture, loan agreement, note agreement, mortgage, security agreement or other instrument evidencing or related to Indebtedness for Borrowed Money, and such default shall continue for more than the period of notice and/or grace, if any, therein specified and shall not have been waived; or

                 (g) (i) if any representation or warranty made by or on behalf of the Company, Navarre or NRC in this Agreement or in any certificate, report or other instrument delivered under or pursuant to any term hereof or thereof shall prove to have been untrue or incorrect as of the date of this Agreement or as of the Closing Date, or (ii) if any report, certificate, financial statement or financial schedule or other instrument prepared or purported to be prepared by the Company, Navarre or NRC or any officer of the Company, Navarre or NRC furnished or delivered under or pursuant to this Agreement after the Closing Date shall prove to be untrue or incorrect as of the date it was made, furnished or delivered, and either (i) or (ii) has a material adverse effect on the Company or Navarre; or

                 (h) if default shall be made in the due and punctual performance or observation of any term condition or covenant contained in Sections 10.1, 10.2 and 10.3 of this Agreement; or

                 (i) if default shall be made in the due and punctual performance or observance of any term, condition or covenant contained in this Agreement other than those set forth in Section 12.4(h), and such default shall have continued for a period of 90 days.

                 13.2 Remedy Upon Events of Default. Upon the occurrence of an Event of Default as herein defined, unless such Event of Default shall have been waived by the Purchaser in a writing signed by an executive officer of the Purchaser, the Purchaser shall be entitled the Conversion Rights as set forth in the Conversion Agreement.





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
                 13.3 Notice of Defaults. When, to its knowledge, any Event of Default has occurred or exists, the Company agrees to give written notice within three business days of such Event of Default to the Purchaser.

                 13.4 Suits for Enforcement. In case any one or more Events of Default shall have occurred and be continuing, unless such Events of Default shall have been waived in the manner provided in Section 13.2 hereof, the Purchaser may proceed to protect and enforce its rights under this Section 13 by suit in equity or action at law. It is agreed that in the event of such action the Purchaser shall be entitled to receive all reasonable fees, costs and expenses incurred, including without limitation, such reasonable fees and expenses of attorneys (whether or not litigation is commenced) and reasonable fees, costs and expenses of appeals.

                 13.5 Remedies Cumulative. No right, power or remedy conferred upon the Purchaser shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or by any such security or now or hereafter available at law or in equity or by statute or otherwise.

                 13.6 Remedies not Waived. No course of dealing between the Company and/or Navarre and the Purchaser, and no delay in exercising any right, power or remedy conferred hereby or by any such security or now or hereafter existing at law or in equity or by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power or remedy; provided, however, that this Section shall not be construed or applied so as to negate the provisions and intent of any statute which is otherwise applicable.

         14. Definitions. Unless the context otherwise requires, the terms defined in this Section 14 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. All accounting terms defined below shall, except as otherwise expressly provided, be determined by reference to the Company's books of account and in conformity with generally accepted accounting principles as applied to such books of account in the opinion of the independent public accountants selected by the Board of Directors of the Company as required under the provisions of Section 9.3 hereof.

                 14.1 "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for shares of the Common Stock.

                 14.2 "Indebtedness for Borrowed Money" shall include only indebtedness of the Company and its Subsidiaries incurred as the result of a direct borrowing of money and shall not include any other indebtedness including, but not limited to, indebtedness incurred with respect to trade accounts.

                 14.3 "Permitted Liens" shall mean (a) liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; and (b) liens in respect of pledges or deposits under worker's compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's, landlord's and statutory and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith, and liens and encumbrances incidental to the conduct of the business of the Company or any Subsidiary which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

                 15. TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing Date:

                 (a) Mutual Consent. By mutual consent of the parties hereto.

                 (b) Breach of Agreement. By any of the parties hereto giving written notice to any of the other parties if any of the parties hereto are in breach in any material respect of any representation, warranty or covenant contained in this Agreement.

                 (d) Results of Due Diligence. By the Purchaser giving written notice to any of the Selling Parties on or before the Closing Date, if the Purchaser is not satisfied (in its sole discretion) with the results of its continuing business, legal, and accounting due diligence regarding the Company and NRC.

                 (e) Delayed Closing. By any party hereto giving written notice to the other parties hereto, if the transactions contemplated by this Agreement shall not have been consummated by March 31, 1997, unless such failure shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such party at or before the Closing Date.

                 (f) Government Action. By any party hereto if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

         16. Consents, Waivers and Amendments. Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         17.  Payment of Fees and Expenses of Purchasers.   Each party hereto
shall pay all costs and expenses incurred by it in preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement, including without limitation, its attorneys' fees and accountants' fees. The Company shall pay (a) all fees and expenses incurred by the Purchaser with respect to any amendments or waivers requested by the Company (whether or not the same become effective) under or in respect of this Agreement or the agreements contemplated hereby, and (b) all fees and expenses incurred by the Purchaser with respect to the enforcement of the rights granted under this Agreement or the agreements contemplated hereby.

         18. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail, addressed as follows (or to another address or person as a party may specify on notice to the other parties):

                 (a)  if to the Purchaser:

                          ValueVision International, Inc
                          6740 Shady Oak Road
                          Eden Prairie, Minnesota 55344
                          Attn: Chief Executive Officer

                 (b)  if to the Company or Navarre:

                          Navarre Corporation
                          7400 49th Avenue North
                          New Hope, MN 55428
                          Attn: President


                 (d)  if to NRC:

                          Net Radio Corporation
                          Riverplace Exposition Hall, Suite 149
                          43 Main Street S.E.
                          Minneapolis, MN 55414
                          Attn: President

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail, when received.

         19. Survival of Representations and Warranties, etc. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by the Purchaser or on its behalf, and the sale and purchase of the Shares, the Additional Shares and the Navarre Common Stock and payment therefor. All statements contained in any certificate, instrument or other writing delivered by or on behalf of NRC, the Company and/or Navarre pursuant hereto or in connection with or contemplation of the transactions herein contemplated (other than legal opinions) shall constitute representations and warranties by NRC, the Company and/or Navarre hereunder.

         20. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not.

         21. Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

         22. Choice of Law. It is the intention of the parties that the laws of Minnesota, without regard to its conflict of laws provisions, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

         23. Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in Minneapolis, Minnesota on the date and year first above written.


                                       VALUEVISION INTERNATIONAL, INC.
                                          a Minnesota corporation

                                       By  Nicholas Jaksich
                                           -------------------------------------

                                           Its President
                                              ----------------------------------

                                       NET RADIO CORPORATION,
                                          a Minnesota corporation

                                       By  /s/ Charles Cheney
                                           -------------------------------------

                                           Its  Chief Finanial Officer
                                                --------------------------------

                                       NAVARRE CORPORATION,
                                          a Minnesota corporation

                                       By  /s/ Charles Cheney
                                           -------------------------------------

                                           Its Chief Finanial Officer
                                               ---------------------------------

                                       NET RADIO CORPORATION,
                                          a Nevada corporation

                                       By  /s/ Robert Griggs
                                           -------------------------------------

                                           Its Chief Executive Officer
                                               ---------------------------------






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